                          (FORM OF FACE OF DEBENTURE)

[IF THE DEBENTURE IS TO BE A GLOBAL DEBENTURE, INSERT: This Debenture is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of The Depository Trust Company, a New York corporation (the "Depositary"), or a nominee of the Depositary. This Debenture is exchangeable for Debentures registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Indenture, and no transfer of this Debenture (other than a transfer of this Debenture as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in limited circumstances.

Unless this Debenture is presented by an authorized representative of the Depositary to the issuer or its agent for registration of transfer, exchange or payment, and any Debenture issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of the Depositary, and any payment hereon is made to Cede & Co., or to such other entity as is requested by an authorized representative of the Depositary), and, except as otherwise provided in the Indenture, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.]

No._______________
$_________________
CUSIP No. 654638 AC9


                        5.90% SENIOR DEBENTURE DUE 2005

NIPSCO Capital Markets, Inc., an Indiana corporation ("Capital Markets", which term includes any successor corporation under the Indenture hereinafter referred
to), for value received, hereby promises to pay to ______________________, or registered assigns, the principal sum of _______ Dollars on __________________, 2005, and to pay interest on said principal sum from February 16, 1999, or from the most recent interest payment date (each such date, an "Interest Payment Date") to which interest has been paid or duly provided for, quarterly in arrears on February 19, May 19, August 19 and November 19 of each year commencing May 19, 1999, at the rate of 5.90% per annum until February 19, 2003, and at the Reset Rate thereafter, until the principal hereof shall have become due and payable, and on any overdue principal and premium, if any, and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum compounded quarterly. The amount of interest payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable is not a Business Day, then payment of the interest payable on such date will be made on the next day that is a Business Day (and without any interest or other payment in respect of such delay), except that, if such Business Day is in the next calendar year, then such payment will be made on the preceding Business Day. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture referred to on the reverse side hereof, be paid to the person in whose name this Debenture (or one or more Predecessor Securities, as defined in said Indenture) is registered at the close of business on the Regular Record Date for such interest installment, which, if this Debenture is a Global Security, shall be the close of business on the Business Day preceding such Interest Payment Date or, if this Debenture is not a Global Security, shall be the close of business on the 15th Business Day preceding such Interest Payment Date;

provided that interest paid at maturity shall be paid to the Person to whom principal is paid. Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holder on such Regular Record Date and may be paid to the Person in whose name this Debenture (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee referred to on the reverse side hereof for the payment of such defaulted interest, notice whereof shall be given to the registered Holders of the Debentures not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debentures may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of and interest on this Debenture shall be payable at the office or agency of the Trustee maintained for that purpose in any coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of Capital Markets by check mailed to the registered Holder at such address as shall appear in the Security Register. Notwithstanding the foregoing, so long as the Holder of this Debenture is the Property Trustee, the payment of the principal of (and premium, if any) and interest on this Debenture will be made at such place and to such account as may be designated by the Property Trustee.

This Debenture is, to the extent provided in the Indenture, senior and unsecured and will rank in right of payment on a parity with all other senior unsecured obligations of Capital Markets.

Unless the Certificate of Authentication hereon has been executed by the Trustee, this Debenture shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose. The provisions of this Debenture are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

          IN WITNESS WHEREOF, Capital Markets has caused this instrument to be executed.


                              NIPSCO CAPITAL MARKETS, INC.


                              By:
                                 -----------------------------------

Attest:


By:
   -------------------------
     Secretary


                    (FORM OF CERTIFICATE OF AUTHENTICATION)
                         CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series referred to in the within-mentioned Indenture.


Dated:                             THE CHASE MANHATTAN BANK, as Trustee
      ----------------

                                    By:
                                       ---------------------------------
                                         Authorized Officer

                         (FORM OF REVERSE OF DEBENTURE)

This Debenture is one of a duly authorized series of Securities of Capital Markets (herein sometimes referred to as the "Debentures"), all issued under and pursuant to an Indenture dated as of February 14, 1997, duly executed and delivered among NIPSCO Industries, Inc. ("Industries"), NIPSCO Capital Markets, Inc. ("Capital Markets") and The Chase Manhattan Bank, as Trustee (the "Trustee"), as supplemented by the First Supplemental Indenture thereto dated as of _________________________, 1999, among Industries, Capital Markets and the Trustee (such Indenture as so supplemented, the "Indenture"), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, Capital Markets, Industries and the Holders of the Debentures. By the terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture. This series of Securities is limited in aggregate principal amount to $355,700,000.

All terms used in this Debenture that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

If a Tax Event occurs and is continuing, Capital Markets may, at its option and upon not less than 30 nor more than 60 days' notice to the Holders of the Debentures, redeem the Debentures in whole (but not in part) within 90 days following the occurrence of such Tax Event at the Redemption Price. The Redemption Price shall be paid prior to 12:00 noon, New York City time, on the Tax Event Redemption Date, by check or wire transfer in immediately available funds at such place and to such account as may be designated by each such Holder.

The Debentures will not be subject to a sinking fund provision.

In case an Event of Default shall have occurred and be continuing, the principal of all of the Debentures may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting Capital Markets and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Debentures and all other series of Securities affected at the time Outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Debentures; provided, however, that no such supplemental indenture may, without the consent of the Holder of each outstanding Debenture, among other things, (i) change the stated maturity of the principal of, or any installment of interest on, any Debenture, (ii) reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of, the Debentures, (iii) impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of or any redemption date for the Debentures or (iv) reduce the above-stated percentage of principal amount of Debentures, the Holders of which are required to modify or amend the Indenture, to consent to any waiver thereunder or to approve any supplemental indenture. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Debentures at the time outstanding affected thereby, on behalf of all of the Holders of the Debentures, to waive any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to the Debentures, and its consequences, except a default in the payment of the principal of or interest on any of the Debentures (unless cured as provided in the Indenture) or in respect of a covenant or provision that cannot be modified or amended without the consent of the Holders of each Debenture then outstanding. Any such consent or waiver by the registered Holder of this Debenture (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Debenture and of any Debenture issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Debenture.

No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the obligation of Capital Markets, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Debenture at the time and place and at the rate and in the money herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, this Debenture is transferable by the registered Holder hereof on the Security Register of Capital Markets, upon surrender of this Debenture for registration of transfer at the office or agency of Capital Markets in the City and State of New York accompanied by a written instrument or instruments of transfer in form satisfactory to Capital Markets or the Trustee duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debentures of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but Capital Markets may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

Prior to due presentment for registration of transfer of this Debenture, Capital Markets, the Trustee, any paying agent and any Security Registrar may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Debenture shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar) for the purpose of receiving payment of or on account of the principal hereof and premium, if any, and interest due hereon and for all other purposes, and neither Capital Markets nor the Trustee nor any paying agent nor any Security Registrar shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of or the interest on this Debenture, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of Capital Markets or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Indenture imposes certain limitations on the ability of Capital Markets and Industries to, among other things, merge, consolidate or sell, assign, transfer or lease all or substantially all of its properties or assets. Such covenants and limitations are subject to a number of important qualifications and exceptions. Capital Markets and Industries must report periodically to the Trustee on compliance with the covenants in the Indenture.

The Debentures of this series are issuable only in registered form without coupons in denominations of $50 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations herein and therein set forth, Debentures of this series so issued are exchangeable for a like aggregate principal amount of Debentures of this series of a different authorized denomination, as requested by the Holder surrendering the same.